SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / X /

Filed by a party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement

/ /	Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e) (2))

/ /	Definitive Proxy Statement

/ X /	Definitive Additional Materials

/ /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /	No fee required

/ /	Fee computed on table below per Exchange Act Rule 14a 6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (set forth the
amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PROTECT YOUR INVESTMENT FROM SELF-SERVING RAIDERS BY VOTING TODAY WITH YOUR FUND’S ENCLOSED WHITE CARD.

March 24, 2011

Dear Shareholder:

Your investment, Putnam Municipal Opportunities Trust, has a strong record.

•At market price, your fund has outperformed the average of its Lipper peer group over the 1-, 3-, and 5-year periods ended December 31, 2010.

•Your fund’s investment manager, Putnam, is a leading global money manager. For its 2010 investment performance, it ranked in the top quartile of the Barron’s/Lipper survey of mutual fund families. Putnam ranked #1 in the same survey for 2009.

Karpus’s trustee candidates are committed to serving Karpus’s interests, not those of long-term shareholders.

•Karpus is promoting a specific agenda for your fund, including a possible open-ending, which would undo the benefits of its closed-end structure.

•Karpus’s agenda can harm other shareholders by imposing significant transaction costs and a higher operating expense ratio, and may ultimately lead to the dissolution of your fund.

•Your fund’s Independent Trustees and Putnam, rather than Karpus, are in the best position to represent your interests as a long-term shareholder.

If Karpus wins, you will lose the benefits of your fund’s closed-end structure.

•Your fund is protected from the transaction costs characteristic of open-end funds.

•Your fund’s use of investment leverage, which is made possible by its closed-end structure, can continue to make money for shareholders.

•Karpus is seeking to dismantle your fund’s structure for its own profit.

If you have given your proxy to Karpus, there is still time to revoke it by voting with your fund’s enclosed WHITE card.